ALLIANCE MUNICIPAL TRUST

             Certificate of Establishment and
          Designation of the New Jersey Portfolio


         The undersigned, being a Majority of the Trustees of Alliance Municipal Trust (formerly known as "Alliance Tax-Exempt Reserves"), a Massachusetts trust with transferable shares (the "Fund"), acting pursuant to Section 6.1(b) and Section 9.3 of the Agreement and Declaration of Trust of the Fund dated April 16, 1985, as amended to date (the "Declaration"), do hereby establish and designate the New Jersey Portfolio (the "New Jersey Portfolio"), as an additional Portfolio into which the assets of the Fund shall be divided. The beneficial interest in the New Jersey Portfolio shall be divided into Shares having a nominal or par value of one cent ($.01) per Share, of which an unlimited number may be issued, which Shares shall represent interests only in the New Jersey Portfolio.

         1. The Shares of the New Jersey Portfolio shall have the additional relative rights and preferences, shall be subject to the liabilities, shall have the other characteristics, and shall be subject to the powers of the Trustees, all as set forth in paragraphs (a) through (k) of
Section 6.2 of the Declaration, and shall otherwise be subject to all the provisions of the Declaration applicable to Shares of the Fund. Without limitation of the foregoing sentence, each Share of the New Jersey Portfolio shall be redeemable, shall be entitled to one vote, or a ratable fraction of one vote in respect of a fractional share, as to matters on which Shares of the New Jersey Portfolio shall be entitled to vote, and shall represent a share of the beneficial interest in the assets of the New Jersey Portfolio, all as provided in the Declaration.

         2. The Trustees shall use their best efforts to ensure that every note, bond, contract, instrument, certificate or undertaking made or issued on account of the New Jersey Portfolio gives notice that the obligations of such instrument are binding only upon the Fund Assets of the New Jersey Portfolio, and that any creditor's acceptance or execution of such instrument shall constitute its agreement to look only to the assets and property of the New Jersey Portfolio to satisfy the obligations of such instrument.

         3. The New Jersey Portfolio shall be authorized to invest in cash, securities, instruments and other property as from time to time described in the Fund's then currently effective registration statement under the Securities Act of 1933, as then in effect.

         4. Subject to compliance with the requirements of the 1940 Act, the Trustees shall have authority to provide that holders of Shares of the New Jersey Portfolio may convert said Shares into Shares of one or more other Funds in accordance with such requirements and procedures as the Trustees may establish.

         5.   Capitalized terms used herein without
definition are used with the same meanings as those assigned to such terms in the Declaration.

         6. This Certificate may be executed in several counter parts, each of which shall be an original and all of which shall constitute one instrument.

         IN WITNESS WHEREOF, we have hereunto set our hands as of the respective dates set forth opposite our signatures below.


Dated:  January 26, 1994             /s/ John D. Carifa
                                  Name:

Dated:  January 26, 1994            /s/ Dave H. Williams
                                  Name:


Dated:  January 26, 1994          /s/ Elizabeth J. McCormak
                                  Name:


Dated:  January 27, 1994           /s/ William H. Foulk, Jr.
                                  Name:


Dated:  January 27, 1994             /s/ David K. Storrs
                                  Name:











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                      ACKNOWLEDGMENT


STATE OF NEW YORK        )
                         : ss.
COUNTY OF NEW YORK       )


                                   January 26, 1994



         Then personally appeared the above named John D.
Carifa and acknowledged the foregoing instrument to be his free act and deed.

         Before me,


[NOTARIAL SEAL]

                                 /s/ Mary Ann Milley
                             Notary Public

                             My Commission Expires   1/6/96



























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